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                                                        Exhibit 23.1




                           Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-8 No. 333-______ pertaining to the Employee Stock Plans, collectively, of Granite Broadcasting Corporation (the "Company") and to the incorporation by reference therein of our report dated January 24, 1997, with respect to the consolidated financial statements and schedule of Granite Broadcasting Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1996, and our report dated January 17, 1998 with respect to the financial statements of WXON-TV, Inc. included on the Company's Form 8-K/A dated April 14, 1997.



                                   Ernst & Young, L.L.P.




New York, New York
February 19, 1998